UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

WW INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This Schedule 14A filing consists of the following communications relating to WW International, Inc.’s fourth quarter and full year fiscal 2019 earnings conference call.

(i)	Fourth Quarter and Full Year Fiscal 2019 Financial Results.

(ii)	Transcript of WW International, Inc.’s earnings call held on February 25, 2020.

(iii)	Supplemental Investor Materials and Q4 2019 Infographic posted on WW International, Inc.’s website on February 25, 2020.

(iv)	Current Report on Form 8-K of WW International, Inc. as filed on February 26, 2020.

The communications listed in (i) through (iii) above were first used or made available on February 25, 2020. The communication listed in (iv) above was first used or made available on February 26, 2020.

WW INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

UNAUDITED

	December 28, 2019	December 29, 2018

ASSETS
Cash and cash equivalents	$182,736	$236,974
Other current assets	112,654	129,450

TOTAL CURRENT ASSETS	295,390	366,424
Property and equipment, net	54,066	52,202
Operating lease assets	151,983	—
Goodwill, franchise rights and other intangible assets, net	970,392	960,815
Other assets	26,483	35,100

TOTAL ASSETS	$1,498,314	$1,414,541

LIABILITIES AND TOTAL DEFICIT
Portion of long-term debt due within one year	$96,250	$77,000
Portion of operating lease liabilities due within one year	33,236	—
Other current liabilities	264,584	264,316

TOTAL CURRENT LIABILITIES	394,070	341,316
Long-term debt	1,479,920	1,669,708
Long-term operating lease liabilities	128,464	—
Deferred income taxes, other	177,681	208,547

TOTAL LIABILITIES	$2,180,135	$2,219,571

Redeemable noncontrolling interest	3,722	3,913

Shareholders’ deficit	(685,543)	(808,943)

TOTAL LIABILITIES AND TOTAL DEFICIT	$1,498,314	$1,414,541

WW INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

UNAUDITED

	Three Months Ended
	December 28,	December 29,
	2019	2018
Service revenues, net (1)	$288,731	$288,834
Product sales and other, net (2)	43,852	41,552

Revenues, net	332,583	330,386

Cost of services (3)	129,454	118,181
Cost of product sales and other	27,978	26,985

Cost of revenues	157,432	145,166

Gross profit	175,151	185,220
Marketing expenses	43,455	36,464
Selling, general and administrative expenses	65,810	68,409

Operating income	65,886	80,347
Interest expense	32,222	35,108
Other expense, net	(443)	600

Income before income taxes	34,107	44,639
Provision for income taxes	4,679	912

Net income	29,428	43,727
Net (income) loss attributable to the noncontrolling interest	(45)	58

Net income attributable to WW International, Inc.	$29,383	$43,785

Earnings Per Share attributable to WW International, Inc.
Basic	$0.44	$0.65

Diluted	$0.42	$0.63

Weighted average common shares outstanding:
Basic	67,365	66,895

Diluted	70,018	69,942

Note: Totals may not sum due to rounding.

(1)

Consists of net “Digital Subscription Revenues” and net “Studio + Digital Fees”. “Digital Subscription Revenues” consist of the fees associated with subscriptions for the Company’s Digital offerings, including the Personal Coaching + Digital product. “Studio + Digital Fees” consist of the fees associated with the Company’s subscription plans for combined workshops and digital offerings and other payment arrangements for access to workshops.

(2)

Consists of sales of consumer products in workshops, via e-commerce, and through several trusted retail partners, revenues from licensing, magazine subscriptions, publishing and third-party advertising in publications and on the Company’s websites and sales from the By Mail product, other revenues, and franchise fees with respect to commitment plans and royalties.

(3)	Consists of cost of revenues and operating expenses for the Company’s Digital and Studio + Digital services.

WW INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

UNAUDITED

	Twelve Months Ended
	December 28,	December 29,
	2019	2018
Service revenues, net (1)	$1,207,266	$1,273,196
Product sales and other, net (2)	206,071	240,925

Revenues, net	1,413,337	1,514,121

Cost of services (3)	502,907	508,477
Cost of product sales and other	123,748	139,234

Cost of revenues	626,655	647,711

Gross profit	786,682	866,410
Marketing expenses	243,998	226,319
Selling, general and administrative expenses	254,699	251,106

Operating income	287,985	388,985
Interest expense	135,267	142,346
Other expense, net	1,758	2,578

Income before income taxes	150,960	244,061
Provision for income taxes	31,513	20,493

Net income	119,447	223,568
Net loss attributable to the noncontrolling interest	169	181

Net income attributable to WW International, Inc.	$119,616	$223,749

Earnings Per Share attributable to WW International, Inc.
Basic	$1.78	$3.38

Diluted	$1.72	$3.19

Weighted average common shares outstanding:
Basic	67,188	66,280

Diluted	69,550	70,115

Note: Totals may not sum due to rounding.

(1)

Consists of net “Digital Subscription Revenues” and net “Studio + Digital Fees”. “Digital Subscription Revenues” consist of the fees associated with subscriptions for the Company’s Digital offerings, including the Personal Coaching + Digital product. “Studio + Digital Fees” consist of the fees associated with the Company’s subscription plans for combined workshops and digital offerings and other payment arrangements for access to workshops.

(2)

Consists of sales of consumer products in workshops, via e-commerce, and through several trusted retail partners, revenues from licensing, magazine subscriptions, publishing and third-party advertising in publications and on the Company’s websites and sales from the By Mail product, other revenues, and franchise fees with respect to commitment plans and royalties.

(3)	Consists of cost of revenues and operating expenses for the Company’s Digital and Studio + Digital services.

WW INTERNATIONAL, INC. AND SUBSIDIARIES

OPERATIONAL STATISTICS

(IN THOUSANDS, EXCEPT PERCENTAGES)

UNAUDITED

	Three Months Ended
	December 28,	December 29,	Variance
	2019	2018
Digital Paid Weeks (1)
North America	24,800	22,174	11.8%
CE	11,138	9,637	15.6%
UK	2,544	2,112	20.4%
Other (2)	817	729	12.1%

Total Digital Paid Weeks	39,299	34,652	13.4%

Studio + Digital Paid Weeks (1)
North America	11,892	13,182	(9.8%)
CE	2,685	2,878	(6.7%)
UK	2,494	2,507	(0.5%)
Other (2)	548	622	(11.8%)

Total Studio + Digital Paid Weeks	17,619	19,189	(8.2%)

Total Paid Weeks (1)
North America	36,692	35,356	3.8%
CE	13,822	12,515	10.4%
UK	5,038	4,619	9.1%
Other (2)	1,366	1,351	1.1%

Total Paid Weeks	56,918	53,841	5.7%

End of Period Digital Subscribers (3)
North America	1,871	1,648	13.5%
CE	863	730	18.2%
UK	190	160	18.5%
Other (2)	61	56	11.0%

Total End of Period Digital Subscribers	2,985	2,594	15.1%

End of Period Studio + Digital Subscribers (3)
North America	852	910	(6.4%)
CE	197	210	(6.4%)
UK	172	174	(1.0%)
Other (2)	40	44	(9.5%)

Total End of Period Studio + Digital Subscribers	1,260	1,338	(5.8%)

Total End of Period Subscribers (3)
North America	2,722	2,558	6.4%
CE	1,060	940	12.7%
UK	361	334	8.3%
Other (2)	102	100	1.8%

Total End of Period Subscribers	4,245	3,932	8.0%

Note: Totals may not sum due to rounding.

(1)

The “Paid Weeks” metric reports paid weeks by WW customers in Company-owned operations for a given period as follows: (i) “Digital Paid Weeks” is the total paid subscription weeks for the Company’s digital subscription products (including Personal Coaching + Digital); (ii) “Studio + Digital Paid Weeks” is the sum of total paid commitment plan weeks which include workshops and digital offerings and total “pay-as-you-go” weeks; and (iii) “Total Paid Weeks” is the sum of Digital Paid Weeks and Studio + Digital Paid Weeks.

(2)	Represents Australia, New Zealand and emerging markets.
(3)

The “End of Period Subscribers” metric reports WW subscribers in Company-owned operations at a given period end as follows: (i) “End of Period Digital Subscribers” is the total number of Digital, including Personal Coaching + Digital, subscribers; (ii) “End of Period Studio + Digital Subscribers” is the total number of commitment plan subscribers that have access to combined workshops and digital offerings; and (iii) “End of Period Subscribers” is the sum of End of Period Digital Subscribers and End of Period Studio + Digital Subscribers.

WW INTERNATIONAL, INC. AND SUBSIDIARIES

OPERATIONAL STATISTICS

(IN THOUSANDS, EXCEPT PERCENTAGES)

UNAUDITED

	Twelve Months Ended
	December 28,	December 29,	Variance
	2019	2018
Digital Paid Weeks (1)
North America	100,920	93,906	7.5%
CE	45,809	38,845	17.9%
UK	10,056	8,944	12.4%
Other (2)	3,180	2,899	9.7%

Total Digital Paid Weeks	159,965	144,594	10.6%

Studio + Digital Paid Weeks (1)
North America	50,735	57,305	(11.5%)
CE	11,604	12,574	(7.7%)
UK	10,454	10,886	(4.0%)
Other (2)	2,291	2,521	(9.1%)

Total Studio + Digital Paid Weeks	75,084	83,286	(9.8%)

Total Paid Weeks (1)
North America	151,655	151,211	0.3%
CE	57,413	51,419	11.7%
UK	20,509	19,830	3.4%
Other (2)	5,472	5,420	1.0%

Total Paid Weeks	235,050	227,880	3.1%

End of Period Digital Subscribers (3)
North America	1,871	1,648	13.5%
CE	863	730	18.2%
UK	190	160	18.5%
Other (2)	61	56	11.0%

Total End of Period Digital Subscribers	2,985	2,594	15.1%

End of Period Studio + Digital Subscribers (3)
North America	852	910	(6.4%)
CE	197	210	(6.4%)
UK	172	174	(1.0%)
Other (2)	40	44	(9.5%)

Total End of Period Studio + Digital Subscribers	1,260	1,338	(5.8%)

Total End of Period Subscribers (3)
North America	2,722	2,558	6.4%
CE	1,060	940	12.7%
UK	361	334	8.3%
Other (2)	102	100	1.8%

Total End of Period Subscribers	4,245	3,932	8.0%

Note: Totals may not sum due to rounding.

(1)

The “Paid Weeks” metric reports paid weeks by WW customers in Company-owned operations for a given period as follows: (i) “Digital Paid Weeks” is the total paid subscription weeks for the Company’s digital subscription products (including Personal Coaching + Digital); (ii) “Studio + Digital Paid Weeks” is the sum of total paid commitment plan weeks which include workshops and digital offerings and total “pay-as-you-go” weeks; and (iii) “Total Paid Weeks” is the sum of Digital Paid Weeks and Studio + Digital Paid Weeks.

(2)	Represents Australia, New Zealand and emerging markets.
(3)

The “End of Period Subscribers” metric reports WW subscribers in Company-owned operations at a given period end as follows: (i) “End of Period Digital Subscribers” is the total number of Digital, including Personal Coaching + Digital, subscribers; (ii) “End of Period Studio + Digital Subscribers” is the total number of commitment plan subscribers that have access to combined workshops and digital offerings; and (iii) “End of Period Subscribers” is the sum of End of Period Digital Subscribers and End of Period Studio + Digital Subscribers.

WW INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(IN THOUSANDS, EXCEPT PERCENTAGES)

UNAUDITED

					Q4 2019 Variance
						2019
						Constant
	Q4 2019			Q4 2018	2019	Currency
		Currency	Constant		vs	vs
	GAAP	Adjustment	Currency	GAAP	2018	2018
Selected Financial Data
Consolidated Company Revenues	$332,583	$2,763	$335,346	$330,386	0.7%	1.5%
Consolidated Digital Subscription Revenues (1)	$150,232	$1,542	$151,774	$134,902	11.4%	12.5%
Consolidated Studio + Digital Fees (2)	$138,498	$878	$139,376	$153,932	(10.0%)	(9.5%)
Consolidated Service Revenues (3)	$288,731	$2,420	$291,151	$288,834	(0.0%)	0.8%
Consolidated Product Sales and Other (4)	$43,852	$343	$44,195	$41,552	5.5%	6.4%

North America
Digital Subscription Revenues (1)	$98,700	$(5)	$98,695	$89,675	10.1%	10.1%
Studio + Digital Fees (2)	$103,680	$—	$103,680	$114,173	(9.2%)	(9.2%)
Service Revenues (3)	$202,381	$(5)	$202,376	$203,848	(0.7%)	(0.7%)
Product Sales and Other (4)	$27,589	$—	$27,589	$24,410	13.0%	13.0%
Total Revenues	$229,969	$(4)	$229,965	$228,258	0.7%	0.7%
CE
Digital Subscription Revenues (1)	$41,010	$1,359	$42,369	$36,140	13.5%	17.2%
Studio + Digital Fees (2)	$19,687	$632	$20,319	$23,605	(16.6%)	(13.9%)
Service Revenues (3)	$60,697	$1,990	$62,687	$59,745	1.6%	4.9%
Product Sales and Other (4)	$7,905	$286	$8,191	$8,062	(1.6%)	1.6%
Total Revenues	$68,604	$2,274	$70,878	$67,807	1.2%	4.5%
UK
Digital Subscription Revenues (1)	$6,879	$(6)	$6,873	$5,756	19.5%	19.4%
Studio + Digital Fees (2)	$10,651	$8	$10,659	$11,124	(4.2%)	(4.2%)
Service Revenues (3)	$17,530	$2	$17,532	$16,880	3.8%	3.9%
Product Sales and Other (4)	$4,958	$25	$4,983	$5,340	(7.2%)	(6.7%)
Total Revenues	$22,488	$27	$22,515	$22,221	1.2%	1.3%
Other (5)
Digital Subscription Revenues (1)	$3,643	$194	$3,837	$3,331	9.4%	15.2%
Studio + Digital Fees (2)	$4,480	$239	$4,719	$5,030	(11.0%)	(6.2%)
Service Revenues (3)	$8,123	$433	$8,556	$8,361	(2.9%)	2.3%
Product Sales and Other (4)	$3,400	$61	$3,461	$3,738	(9.0%)	(7.4%)
Total Revenues	$11,522	$494	$12,016	$12,099	(4.8%)	(0.7%)

Note: Totals may not sum due to rounding.

(1)	“Digital Subscription Revenues” consist of the fees associated with subscriptions for the Company’s Digital offerings, including the Personal Coaching + Digital product.
(2)	“Studio + Digital Fees” consist of the fees associated with the Company’s subscription plans for combined workshops and digital offerings and other payment arrangements for access to workshops.
(3)	“Service Revenues” equal “Digital Subscription Revenues” plus “Studio + Digital Fees”.
(4)

“Product Sales” are sales of consumer products in workshops, via e-commerce, and through several trusted retail partners, and “Other” are revenues from licensing, magazine subscriptions, publishing and third-party advertising in publications and on the Company’s websites and sales from the By Mail product, other revenues, and, in the case of the consolidated financial results and Other reportable segment, includes franchise fees with respect to commitment plans and royalties.

(5)	Represents Australia, New Zealand, emerging markets and franchise revenues.

WW INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(IN THOUSANDS, EXCEPT PERCENTAGES)

UNAUDITED

					Full Year 2019 Variance
						2019
						Constant
	Full Year 2019			Full Year 2018	2019	Currency
		Currency	Constant		vs	vs
	GAAP	Adjustment	Currency	GAAP	2018	2018
Selected Financial Data
Consolidated Company Revenues	$1,413,337	$25,754	$1,439,091	$1,514,121	(6.7%)	(5.0%)
Consolidated Digital Subscription Revenues (1)	$609,996	$12,429	$622,425	$567,767	7.4%	9.6%
Consolidated Studio + Digital Fees (2)	$597,270	$9,213	$606,483	$705,429	(15.3%)	(14.0%)
Consolidated Service Revenues (3)	$1,207,266	$21,642	$1,228,908	$1,273,196	(5.2%)	(3.5%)
Consolidated Product Sales and Other (4)	$206,071	$4,112	$210,183	$240,925	(14.5%)	(12.8%)

North America
Digital Subscription Revenues (1)	$401,890	$675	$402,565	$378,678	6.1%	6.3%
Studio + Digital Fees (2)	$446,576	$736	$447,312	$522,372	(14.5%)	(14.4%)
Service Revenues (3)	$848,466	$1,411	$849,877	$901,050	(5.8%)	(5.7%)
Product Sales and Other (4)	$130,836	$204	$131,040	$146,201	(10.5%)	(10.4%)
Total Revenues	$979,302	$1,615	$980,917	$1,047,251	(6.5%)	(6.3%)
CE
Digital Subscription Revenues (1)	$167,008	$9,467	$176,475	$149,571	11.7%	18.0%
Studio + Digital Fees (2)	$87,962	$5,039	$93,001	$107,528	(18.2%)	(13.5%)
Service Revenues (3)	$254,970	$14,505	$269,475	$257,099	(0.8%)	4.8%
Product Sales and Other (4)	$38,263	$2,297	$40,560	$47,226	(18.9%)	(14.1%)
Total Revenues	$293,233	$16,803	$310,036	$304,325	(3.6%)	1.9%
UK
Digital Subscription Revenues (1)	$26,898	$1,216	$28,114	$25,557	5.2%	10.0%
Studio + Digital Fees (2)	$44,145	$2,064	$46,209	$52,676	(16.2%)	(12.3%)
Service Revenues (3)	$71,043	$3,280	$74,323	$78,233	(9.2%)	(5.0%)
Product Sales and Other (4)	$23,514	$1,168	$24,682	$28,839	(18.5%)	(14.4%)
Total Revenues	$94,557	$4,448	$99,005	$107,072	(11.7%)	(7.5%)
Other (5)
Digital Subscription Revenues (1)	$14,200	$1,071	$15,271	$13,961	1.7%	9.4%
Studio + Digital Fees (2)	$18,587	$1,375	$19,962	$22,853	(18.7%)	(12.7%)
Service Revenues (3)	$32,787	$2,446	$35,233	$36,814	(10.9%)	(4.3%)
Product Sales and Other (4)	$13,458	$464	$13,922	$18,659	(27.8%)	(25.3%)
Total Revenues	$46,245	$2,910	$49,155	$55,473	(16.6%)	(11.4%)

Note: Totals may not sum due to rounding.

(1)	“Digital Subscription Revenues” consist of the fees associated with subscriptions for the Company’s Digital offerings, including the Personal Coaching + Digital product.
(2)	“Studio + Digital Fees” consist of the fees associated with the Company’s subscription plans for combined workshops and digital offerings and other payment arrangements for access to workshops.
(3)	“Service Revenues” equal “Digital Subscription Revenues” plus “Studio + Digital Fees”.
(4)

“Product Sales” are sales of consumer products in workshops, via e-commerce, and through several trusted retail partners, and “Other” are revenues from licensing, magazine subscriptions, publishing and third-party advertising in publications and on the Company’s websites and sales from the By Mail product, other revenues, and, in the case of the consolidated financial results and Other reportable segment, includes franchise fees with respect to commitment plans and royalties.

(5)	Represents Australia, New Zealand, emerging markets and franchise revenues.

WW INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(IN THOUSANDS, EXCEPT PERCENTAGES)

UNAUDITED

					Q4 2019 Variance
						2019
						Constant
	Q4 2019			Q4 2018	2019	Currency
		Currency	Constant		vs	vs
	GAAP	Adjustment	Currency	GAAP	2018	2018
Selected Financial Data
Gross Profit	$175,151	$1,751	$176,902	$185,220	(5.4%)	(4.5%)
Gross Margin	52.7%		52.8%	56.1%

Selling, General and Administrative Expenses	$65,810	$379	$66,189	$68,409	(3.8%)	(3.2%)

Operating Income	$65,886	$1,028	$66,914	$80,347	(18.0%)	(16.7%)
Operating Income Margin	19.8%		20.0%	24.3%

Note: Totals may not sum due to rounding.

WW INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(IN THOUSANDS, EXCEPT PERCENTAGES)

UNAUDITED

					Full Year 2019 Variance
						2019
						Constant
	Full Year 2019			Full Year 2018	2019	Currency
		Currency	Constant		vs	vs
	GAAP	Adjustment	Currency	GAAP	2018	2018
Selected Financial Data
Gross Profit	$786,682	$15,458	$802,140	$866,410	(9.2%)	(7.4%)
Gross Margin	55.7%		55.7%	57.2%

Selling, General and Administrative Expenses	$254,699	$3,490	$258,189	$251,106	1.4%	2.8%

Operating Income	$287,985	$5,999	$293,984	$388,985	(26.0%)	(24.4%)
Operating Income Margin	20.4%		20.4%	25.7%

Note: Totals may not sum due to rounding.

WW INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(IN THOUSANDS)

UNAUDITED

	Three Months Ended		Twelve Months Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018

Net Income	$29,383	$43,785	$119,616	$223,749
Interest	32,222	35,108	135,267	142,346
Taxes	4,679	912	31,513	20,493
Depreciation and Amortization	11,474	11,467	45,017	44,061
Stock-based Compensation	5,544	4,842	20,471	20,188

EBITDAS	$83,302	$96,114	$351,884	$450,837

Note: Totals may not sum due to rounding.

WW INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(IN THOUSANDS, EXCEPT RATIO)

UNAUDITED

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Trailing Twelve Months
Net Debt to EBITDAS
Net (Loss) Income	$(10,687)	$53,834	$47,086	$29,383	$119,616
Interest	35,195	34,732	33,118	32,222	135,267
Taxes	(2,875)	16,586	13,123	4,679	31,513
Depreciation and Amortization	11,405	11,288	10,850	11,474	45,017
Stock-based Compensation	4,812	4,872	5,243	5,544	20,471

EBITDAS	$37,850	$121,312	$109,420	$83,302	$351,884

Total Debt					$1,576,170
Less: Cash					182,736

Net Debt					$1,393,435

Net Debt to EBITDAS					4.0 X

Note: Totals may not sum due to rounding.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Operator

Welcome to WW International Fourth Quarter and Full Year 2019 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star and then one on your telephone keypad. To withdraw your question, please press star and then two. Please note that this event is being recorded.

I would now like to turn the conference over to Corey Kinger of Investor Relations. Please go ahead.

Corey Kinger

Vice President of Investor Relations

Thank you, Kate, and thank you to everyone for joining us today for WW International’s Fourth Quarter and Full Year 2019 Conference Call. At about 4:05 p.m. Eastern Time today, we issued a press release reporting our fourth quarter and full year fiscal 2019 results. The purpose of this call is to provide investors with some further details regarding the company’s financial results as well as to provide a general update on the company’s progress. The press release is available on the company’s corporate website located at corporate.ww.com. Supplemental investor materials are also available on the company’s corporate website in the Investors section under Presentations and Events. Reconciliations of non-GAAP measures disclosed on this conference call to the most directly comparable GAAP financial measures are also available as part of the press release.

Before we begin, let me remind everyone that this call will contain forward-looking statements. Investors should be aware that any forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those discussed here today. These risk factors are explained in detail in the company’s filings with the Securities and Exchange Commission. Please refer to these filings for a more detailed discussion of forward-looking statements and the risks and uncertainties of such statements. All forward-looking statements are made as of today, and except as required by law, the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Joining today’s call are Mindy Grossman, President and CEO; and Nick Hotchkin, CFO, Operating Officer, North America and President, Emerging Markets. I will now turn the call over to Mindy.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Mindy Grossman

President & CEO

Thanks, Corey. Good afternoon, everyone. Thank you for joining our call today. I am thrilled to say that 2020 is off to a strong start. The global launch of the new myWW program is resonating in every market. The WW Presents: Oprah’s 2020 Vision tour has attracted sold out crowds to arenas across the U.S. and our global marketing efforts have had great impact, driving member sign-ups and reinforcing our position in weight loss and wellness. I’ll review our actions against our 2019 priorities shortly, but first to highlight our results.

For the full year 2019, we delivered revenue of $1.4 billion, operating income of $288 million and EPS of $1.72, in line with our guidance. We ended 2019 with 4.2 million subscribers, up 8% from 2018 and an all-time record for year-end. Sign up trends have accelerated in 2020, with early January having many of our top sign up dates of all time, in both the U.S. and in our international markets. Right now, we have over 5 million subscribers for the first time in our history. Retention is over 10 months globally, which is also an all-time high.

Community and engagement are at the heart of everything we do because we know that the more touchpoints a member has, the more likely they are to continue their journey and have even greater success. Member engagement in our 4.8-star-rated app continues to be strong, with good trends in the percentage of members who are tracking food, logging weight, using Connect and syncing a fitness device. In January alone, 3 million members used Connect, creating nearly 1 million posts, making over 5 million comments, getting 27 million likes. The number of members syncing an activity device was nearly 2 million in January, a new record and up over 30% from last January.

In 2019, we saw improved year-over-year performance each sequential quarter and entered 2020 with momentum by focusing on 5 key priorities: our marketing execution and strategy; studio strategy and future experience; 2020 innovation; personalization; and global community activation.

So starting with marketing, we take a data-driven approach across all channels: TV, digital, social, eCRM and more, informing our creative, our call to action and promotional offers. Our learnings throughout 2019 informed our marketing strategy and our 2020 winter campaign. The global marketing campaign, which kicked off on December 26, is centered around the guiding insight of myWW: When it comes to losing weight, everyone’s needs are different. Across all markets, we featured almost 2 dozen members, including multiple celebrity ambassadors who shared their success stories. This global, diverse and not to mention fun campaign features over 100 pieces of content, targeting both new and lapsed members with a fully integrated approach encompassing TV, terrestrial and streaming radio platforms, social media, search, high-impact digital, print, local media, custom content and PR.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

This winter, we tested various formats for introducing people to WW, including 2 appearances on QVC, 48 pop-up locations in Kohl’s stores across 12 markets, Supper Club events in the U.K., a targeted men’s campaign in Canada, content partnerships and hundreds of ambassador activities across all our global markets. We had new ambassadors join WW this past winter: in the U.S., Daphne Oz, Josh “The Fat Jewish” Ostrovsky, Annaleigh Ashford and Adamari Lopez. International: Vicky Pattison in the U.K., Christian Tews, Mimi Fiedler and Sila Sahin in Germany, Jonas Hallberg in Sweden and Valerie Damidot in France. We’re incredibly honored to be U.S. News & World Report’s Best Diet for Weight Loss for 10 straight years. This accolade has been featured prominently throughout our marketing as we know efficacy and credibility is important to anyone looking for a weight loss program.

Turning to Studio, a major focus of 2019 was to return our Studio business to growth. And I’m happy to say that Studio sign-ups were solidly positive year-over-year in Q4. Our initiatives to reinvigorate studios, including workshop attendance challenges, Studio open houses and adding more member milestone awards together enhanced the member experience, fostered positive word-of-mouth and perception. In addition, we tested various sign up offers, putting greater emphasis on Studio to further encourage incoming members to choose the Studio experience.

On innovation and personalization, myWW, which launched in mid-November, is our most customized and flexible program ever. We know that personalization is important to our members. So now when new members sign up for WW, for the first time, they take an evidence-based personal assessment that matches them to a plan that works best for them. All 3 plan options, green, blue and purple, are rooted in WW’s scientifically proven approach to weight loss. Of the members who joined since the launch of myWW, approximately 50% are on the blue plan, 30% on green and 20% on purple.

In a 6-month clinical trial of the myWW program for all 3 programs conducted at the Medical University of South Carolina’s Weight Management Center, results indicate that the participants experienced benefits on and off the scale, including on average, 8% weight loss, 2% decrease in systolic blood pressure, 24% decrease in hunger, 7% reduction in overall cravings, and when asked about the myWW program, 97% of participants agreed that myWW helps you learn healthy habits for the long term.

In addition to the tailored ZeroPoint Foods List and SmartPoints Budget, members are receiving customized content based on the findings from their personal assessment. The personalized content includes recipes, activity recommendations and mindset skills that are science based, actionable and practical. Personalization is an ongoing strategic focus and we will be continuing to enhance and roll out more personalized content to our members that is data-driven and tech enabled.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

And our final 2019 priority, global community activation. Throughout 2019, we launched this new initiative for WW with various special events around our global markets, galvanizing communities and reaching new diverse audiences through wellness events, activations, content and experiences. This all built toward the WW Presents: Oprah’s 2020 Vision, Your Life in Focus Tour in early 2020. I will discuss the tour more and outline our priorities for 2020 after Nick reviews our performance and outlook.

Nick Hotchkin

CFO, Operating Officer, North America and President, Emerging Markets

Thanks, Mindy. We ended the year with a record 4.2 million subscribers, up 8% from the end of 2018, with subscriber growth in all of our major geographic markets. Recall, digital subscriber recruitment turned positive versus the prior year in Q2. Total global recruitment turned positive in Q3, and I’m pleased to say that subscriber growth accelerated in Q4, and Studio recruitment was also positive in Q4, and this put us in a strong position headed into the 2020 winter season. Q1 is traditionally our annual peak in end of period subscribers, sloping to a Q4 trough, with an average 13% decline over the last 5 years. To further illustrate our progress, in 2019, our decline was only 8%, the best seasonal slope in our history.

Reflecting our momentum, in Q4, we delivered revenue of $333 million, up 1.5% year-over-year on a constant currency basis. For the full year 2019, total revenue was $1.4 billion, down 5% year-over-year on a constant currency basis. GAAP EPS for the year was $1.72, in line with our guidance, and EBITDAS was $352 million in 2019, reflecting our highly cash-generative business model. Our tax rate for the year was 20.9%. At year-end, we had $183 million in cash and an undrawn $150 million revolver. During 2019, we voluntarily prepaid $100 million of term loans and we ended the year with a net debt-to-EBITDAS leverage ratio of 3.96x.

Turning to 2020, I’d like to spend a few minutes discussing our key assumptions around recruitment, retention and channels.

Recruitment growth year-to-date is up in the double digits in all our geographic markets. Based on this performance, for Q1, we expect end-of-period subscriber growth in the mid-teens year-over-year. Our 2020 revenue forecast anticipates year-over-year subscriber growth every quarter, and we currently expect digital subscriptions to be about 75% of total subscriptions this year.

Recruitment channels such as Invite A Friend and In-App Purchase continue to work well for us, and they’re highly effective in attracting first time members. We expect that about 15% of our global recruits will continue to join through these 2 channels.

On a global basis, average retention is over 10 months, a record level for WW. We are focused on continuing to expand our retention through member engagement initiatives.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Overall, we expect subscription revenues to be approximately 85% of our total revenue in 2020.

Product sales and other revenue growth is expected to accelerate in 2020, benefiting from our expanded line and increased availability of WW products. We recently relaunched our e-commerce platform and we will incorporate the WW shop into our app during 2020.

We expect full year 2020 revenue to approach $1.6 billion, with similar year-over-year growth rates on a constant currency basis across each of our geographic segments.

Our full year GAAP EPS guidance range is $2.15 to $2.40. This guidance assumes 71 million shares outstanding for the full year, and this guidance incorporates the fact that fiscal 2020 includes a 53rd week, which bridges the last week of December 2020 and ends on January 2, 2021. Due to the heavy marketing activity during that week, this timing has an expected negative $0.06 impact on the full year EPS, and that’s reflected in our EPS guidance.

A few assumptions of note in our full year EPS guidance.

On December 16, we announced the extension of our partnership with Oprah Winfrey through May 2025. Upon approval of the associated 3.3 million share option grants at our Annual Meeting in May, we’ll record a onetime charge in the second quarter of 2020, and the actual charge, which would reflect the stock price as of the date of shareholder approval in May is not reflected in our EPS guidance.

Below the line, our guidance assumes a full year effective tax rate of about 23%. And pending the finalization of regulations that could impact tax on foreign income, our full year tax rate could be closer to 20%.

Our guidance assumes full year interest expense to be approximately $126 million, reflecting our current interest rates. Given our financial and balance sheet momentum, and dependent on market conditions, we believe we may have an opportunity to reprice our term loan during 2020.

The WW Presents: Oprah’s 2020 Vision Tour and campaign has been a standout success in reinforcing our brand transformation and raising visibility in the U.S. From a GAAP accounting perspective, which only considers the direct tour and campaign financials, the impact will appear as additional Product Sales and Other revenue and Cost of Product Sales and Other, impacting gross margin.1 Our Q1 results are expected to include approximately $15 million in direct tour revenue, and up to $20 million in expenses.

1.	Please note the Current Report on Form 8-K of WW International, Inc. as filed on February 26, 2020.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

As a reminder, about 40% of our annual recruits join us in Q1. To fuel these sign-ups, Q1 is our highest marketing spend quarter and as such, Q1 has the lion’s share of the cost of attracting new members, but captures only a portion of the associated revenue. Therefore, we anticipate having an EPS loss of up to $0.20 in Q1, driven by marketing spend and tour investment.

For the remainder of my comments, I’m going to speak to the midpoint of our full year EPS range and on a constant currency basis.

We expect gross margin to increase up to 100 basis points for the full year 2020, reflecting operating leverage and the benefit from increased Digital mix, partially offset by direct tour investment, studio signage and a lower contribution from licensing. We expect Q1 gross margin to be down approximately 400 basis points due to the myWW launch costs and tour expenses in Q1, then improving in Q2 and ramping throughout the year.

Marketing expense in 2020 is expected to be approximately $275 million, the increase versus prior year primarily being driven by higher Q1 spend and the 53rd week investment. We’ll continue to be flexible and agile in our approach, investing behind marketing initiatives that produce results.

G&A expense is expected to be approximately $285 million, reflecting added headcount, primarily in digital products and technology to drive future long-term growth.

Both marketing and G&A expense are expected to be relatively flat as a percent of sales year-over-year.

For the year, we expect CapEx, primarily driven by tech spend and capitalized software, to be in the $60 million range and D&A is expected to be about $50 million.

We expect EBITDAS of about $400 million for the full year, driving our continued strong cash generation.

We have the resources and flexibility not only to operate the business and reduce our debt levels, but also to continue to invest in the initiatives that will drive our growth. Beyond direct investments into the business, we may also pursue select M&A in technology and digital product capabilities, and franchisees, such as our recent acquisition of the Las Vegas franchise. We expect to end the year with a net debt-to-EBITDAS ratio of about 3x.

In summary, I’m pleased that we’ve returned to a growth trajectory. The year is off to a strong start, putting us in a good position to deliver revenue and earnings growth in 2020 and beyond. And with that, I’ll turn it back to Mindy.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Mindy Grossman

President & CEO

Thanks, Nick. I can think of no better way to kick off the new year than by joining Oprah Winfrey on tour. We just completed our seventh tour stop in San Francisco, I have to say the response has been incredible.

Oprah’s power to connect with people and inspire them to live their healthiest and best life is unmatched. To have Oprah not only tell her story and share her perspective, but also engage directly with audience members and lead them through a holistic wellness assessment spanning mind, body and spirit, assessing and identifying their wellness focus, intention, and making a personal commitment is truly a powerful experience. And then to have packed arenas of more than 15,000 people, sold out, together participating in everything from a dance party to a mass meditation, to hearing from some of the most influential people in the world about their own wellness journeys, including Michelle Obama, Lady Gaga, Dwayne “The Rock” Johnson and this Saturday in Los Angeles, Jennifer Lopez, makes an event like no other. These sold out full day wellness events filled with inspiration, community, activity and fun demonstrate the power and appeal of our vision to make wellness accessible to all. A highlight of the day includes an on-stage moment with an inspiring local WW weight loss success story, showing how one person joining WW and transforming his or her life starts a ripple effect of wellness in their community.

The tour is generating significant media coverage and has fueled overall interest and enthusiasm about WW. The nine-City 2020 Vision Tour has generated over 24 billion media impressions across online, print and broadcast thus far. And for those of you who saw the Oprah and The Rock Superbowl spot – that was a result of spontaneous creativity by the team to reinforce our wellness mission. We believe this high visibility has had a halo effect well beyond those who were in the audience. In addition, the tour helped reinforce our brand transformation, showing how WW is your partner in both weight loss and wellness. For instance, in post-event surveys we saw strong increases in attendees’ perception of WW, both as a ‘plan for me’ and as a modern brand.

And WW and Oprah engaged with the local communities in each tour city, with surprise visits to local restaurants participating in the WW Favorites program, Oprah joined local groups for their morning walks and more. In addition, over $1 million of tour proceeds has benefited WW Good, our philanthropic arm that helps bring fresh, healthy food to underserved communities in each of these local markets.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

WW is now the wellness partner of OVG, the venue partner in most of our tour city arenas. Our partnership is continuing beyond the tour dates, with WW signage, member recruitment offers and WW healthy concessions to be offered at select venues, spreading our wellness message to their live audiences. We believe the tour has been fantastic for accelerating overall brand awareness and perception of WW.

We are consumer obsessed and continuously monitor brand perception and awareness. In January of every year, we conduct a brand perception study, and our 2020 results not only showed that consumers have a strong familiarity with the WW logo across all our global markets, but also have strong awareness of the new myWW program. We see opportunities to advance these perceptions even further, including by highlighting our weight loss and healthy living leadership and by advancing areas such as personalization and gamification.

Our journey over the past 3 years has been significant. 2018 was about forming and defining our brand and growth strategy. 2019 was launching as WW and presenting ourselves as a wellness company in addition to being the world’s leader in weight loss. And then looking at 2020, we have returned to a growth trajectory and are focused on accelerating our momentum. These past 3 years have been about strengthening the foundation of this company, enhancing our capabilities, strengthening our team and modernizing the brand. These are investments that are only now beginning to pay dividends, but our work is not finished.

For 2020, our key objectives of recruit, retain and elevate the WW brand will continue to guide all our actions as an organization. Within that framework, our key priorities for this year are focusing on growing and maximizing our core business in the immediate term and making the strategic investments which will fuel the business not only in 2020 but also in 2021 and beyond. Since 2016, we have innovated on our food program every 2 years, but know that we are always constantly innovating. And as we move forward toward 2021, we are already focused on the value-added offerings and features we will bring to market for next year to sustain interest in the program and deliver sustainable business growth.

Our 2020 priorities are:

•

Being known for coaching and amplifying the power of community as we evolve and create more personal offerings. We’re focused on providing solutions to our members in the formats that fit their lives best and see a range of possibilities to integrate our coaches in the WW experience, from 24/7 chat in our app, to dedicated one-on-one personal coaching, from group workshops in our studios, to virtual communities of members and coaches. We see coaching as an integral element of the WW experience.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

We will continue focusing on growing our Studio subscriber base and amplifying the magic that happens in our studios. Studio member sign ups so far in 2020 are up, and we are focused on delivering the inspiration and celebration our members crave. Beyond the traditional Studio locations, we are exploring partnerships, such as our relationship with Kohl’s, where we can incorporate either full WW workshops or pop-up health hubs into high-traffic partner locations that are complementary to our brand and make WW more visible and accessible to various audiences.

We are very enthusiastic about the future potential for virtual group coaching as a new subscription tier to drive revenue growth. With 75% of our members being digital only, we see an opportunity to upsell those members to an enhanced offering, bringing the inspiration and community of our workshops into a digital environment with programming led by our expert WW coaches. Virtual group coaching is in pilot now, and we plan to launch more broadly in late 2020. We will continue testing and refining virtual group coaching, knowing its value as a market differentiator and its ability to modernize the brand, while staying true to our foundation of community. We believe virtual group coaching will be a compelling offering and great way to connect more of our members with our extraordinary coaches, who we know have a positive impact on member’s level of engagement in their wellness journey.

•

Our wellness ecosystem and deepening the app experience and gamification is key. In addition to our leading weight management program, we will continue building features and tools to help our members improve their overall health and wellness, particularly in the areas of activity, mindset, motivation, hydration and sleep, forming a deeper integration between all these important factors and nutrition and weight loss. Our science team has completed a body of work on sleep, and we know our members have a strong interest in sleep-related actionable content. During 2020, we will be launching sleep solutions, features and functionality into the WW experience.

I’m also thrilled to announce today that we are partnering with ClassPass to bring our complementary offerings to each other’s members. ClassPass is a monthly subscription service, providing access to the world’s largest network of boutique fitness studios, spas and gyms. In the coming weeks, U.S. WW members will receive a complimentary allotment of fitness credits and ClassPass members will receive an offer for a WW digital subscription. This is just the first step of our partnership and we see various opportunities where we can work together on content and integrations that benefit our respective members.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

We will also continue to elevate our digital experience. As part of this, we will really zero in on using the app as a behavior change tool, along with gamification to help our members succeed on their journeys. We look forward to introducing challenges, adding competition and excitement to the experience. We recently tested a Streaks Challenge that awarded members for tracking meals multiple days in a row, and the challenge resulted in higher overall levels of meal tracking and lifted engagement with our Wellness Wins loyalty program. We have launched — we will be launching the Streaks Challenge more broadly to iOS users next month.

•

Consumer products and e-commerce growth as well as product expansion. Reformulating and repackaging our products was a huge step for us, and we are going to continue supporting our members by providing the things they need to succeed from cookbooks to kitchen tools, from SmartPoint friendly snacks to meal kits. And we know our members want to have access to WW products beyond just the Studios, and we’ve made huge strides in our e-commerce platforms. We’ll focus on expanding this in 2020 and beyond, including through integration directly into the WW App.

•

Our Health Solutions business is going to allow us to be the partner of choice. Our Health Solutions team has done considerable foundational work in building out the talent and technology to support and drive this business. We’re focused on increasing awareness of WW as a wellness benefit and demonstrating the value of WW to strategic partners, representing employers, providers, physicians and payers. I’m proud to say that our partnership with the City of New York will continue for 3 more years, making WW available at a special rate to New York City’s more than 440,000 employees. During our Brooklyn Ttour stop earlier this month, we were thrilled to invite on stage a group of NYPD employees. Since the start of our partnership with the city of New York, nearly 40,000 city employees have lost weight on the WW program. A clear demonstration of the positive impact WW can have on health and wellness.

We see a significantly larger opportunity in the years to come. As we focus on adding more value to our offerings from total wellness to diabetes, we intend to be the partner of choice for wellness and weight loss.

•

Community activation events and creative content will allow us to diversify our consumer base and maximize engagement. Building on the success of the WW Presents: Oprah’s 2020 Vision Tour, our newly created talented team will continue to produce inspiring events and experiences that will bring people together through WW across all our global markets. With these event activations and by leveraging our influencer and ambassador community, we’ll continue to focus on reaching new and diverse audiences.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

We are also leveraging the content from these activations to share with audiences worldwide. In addition to sharing select tour moments on WW’s YouTube channel, WW NOW Facebook videos have been viewed 5.2 million times, and our recently launched WW NOW Instagram has already 120,000 followers. We will continue building our content network throughout the year. And as we bring the WW Impact Manifesto to life, we’re creating new experiences in places where people can become inspired, connect with others and advance their wellness journeys.

Finally, I’m excited to welcome Jennifer Dulski to WW’s Board of Directors. Jennifer served in leadership roles at Facebook, Google and Yahoo, as well as Founder, CEO and COO roles at both early stage and scaling startups. I look forward to working with her and know her experience in scaling organizations, transforming technology and building communities will be invaluable. With the addition of Jennifer, I’m proud to say that WW’s 12-person Board of Directors will now include 6 women. Our executive committee also has 12 members with 6 women. It is rare for companies to have 50% female representation at both of these top levels. We are proud that our commitment has been recognized with WW’s inclusion in the 2020 Bloomberg Gender Equality Index, the gold seal for companies to publicly demonstrate their commitment to equality and advancing women in the workplace. Gender equality is a fundamental value in fostering a creative and innovative environment in the workplace. At WW, we make it a priority to cultivate not only a wellness ecosystem, but one of diversity and inclusion. We also know that business success is closely correlated to diversity because when we have diversity of our leadership and employees, we also create diversity in thoughts and ideas.

In summary, I am confident in our strategies and plans for broadening our reach and expanding our impact, which will drive sustainable growth and profitability in both 2020 and beyond. As a purpose-driven organization, we are focused on providing members with a deeply human and personal experience powered by technology and with a foundation in a science-based effective program that delivers sustainable results. We believe that healthy living is a human right, and we aspire to make wellness accessible to all.

Thank you for joining us on the call today. And with that, we’ll now turn the call to the operator for Q&A.

Questions and Answers

Operator

We will now begin the question and answer section. To ask a question, you may press star and then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, press star and then two.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Our first question is from Olivia Tong from Bank of America.

Olivia Tong

Bank of America Merrill Lynch

Thanks, good evening. I wanted to talk a little bit about the subscriber growth and then also the cost of, of driving that growth? Because that $5 million number, obviously, a big number for current subscribers, that’s great. And the mid-teens growth that you’re looking for also fantastic. But then looking at Q1, the expenditure is pretty high. So can you just talk about the cost of driving that growth? And then in terms of the Oprah tour, can you talk about the effectiveness of the tour? Because it’s great to see that attendees were energized around wellness and all that. But how much of that actually resulted in member sign-ups for the various tour stops or cookbook sales or anything like that? Did you see more substantial sign ups in the cities where you had events? And is this something that you hope you do again? Thanks.

Nick Hotchkin

CFO, Operating Officer, North America and President, Emerging Markets

Hey Olivia, look, thanks for that – yeah, marketing expense in 2020, $275 million, increased versus prior year. Bear in mind that 53rd week impact. That’s the heaviest marketing time of the year for us. So beyond that, be it in our winter campaign or our spring campaign, we’re investing behind the integrated marketing initiatives that are working for us, and you see those paying off in double-digit recruits so far and anticipating end of period subscribers to be up in the mid-teens and getting to that milestone of over 5 million members. So we’ll be always be nimble in managing our marketing spend. But I think the team is doing fantastic work globally right now, and we’re firing on all cylinders across all channels, a good TV campaign, great work this year in digital and social, eCRM, et cetera.

In terms of the tour, the tour has been such a wonderful way to bring more exposure to the brand, and it certainly had a halo effect on recruitment in the United States, given all the wonderful PR and buzz. It’s been great to be in the tour cities and seeing people enjoying our studios. And actually one of my favorite things is seeing people in the concourses signing up to do WW in breaks during the event. And roughly 10% of the attendees at each tour stop have signed up at WW, while they’re there, and that just shows how the brand and the tour is resonating.

Olivia Tong

Bank of America Merrill Lynch

Great, thank you.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Operator

Our next question is from Jason English from Goldman Sachs. Go ahead.

Jason English

Goldman Sachs

Hey guys, thank you for squeezing me in. So to pick up on the question, Olivia’s question around marketing, to make it just cleaner for us, can you just give us the number for the 53rd week? How much it’s adding to revenue and marketing so we can parse that out and get a cleaner underlying read?

Nick Hotchkin

CFO, Operating Officer, North America and President, Emerging Markets

It’s in the teens. Yeah. It’s mid-teens. Think about it in terms of being $15 million.

Jason English

Goldman Sachs

Of marketing. Got it. Okay, that’s helpful. Appreciate it. And then on the gross margin side, we’ve got the services gross margin much softer-than-expected in the fourth quarter, and I appreciate we’ve got some of the noise with the tour coming in the first quarter, it’s going to keep it soft, but you also made mention to the WW launch cost. Can you give us a little more clarity and color on what drove the margin softness in the fourth quarter? And then any sort of quantification of the WW launch cost? And whether that’s sort of a new cost base? Or are there components of these launch expenses that fall away over time?

Nick Hotchkin

CFO, Operating Officer, North America and President, Emerging Markets

Yes. Look, we clearly expected our Q4 gross margin to be down based on the launch costs and the field training expenses that have resulted in a good recruitment trajectory. So those are onetime costs in Q4 and some in January related to higher staffing levels for higher volumes of people in the Studios. So the business model is performing with growth exactly how I would expect it to. We’re seeing operating leverage, we’re forecasting operating leverage, and we’re benefiting from a richer digital mix. Bear in mind within our 100 basis points of gross margin leverage forecast for 2020, that includes the direct tour expenses, which will be booked in gross margin. That’s about 100 basis points for the year. We know there’s wonderful benefits beyond those direct costs, of those direct costs. And another factor is licensing is down year-over-year. That’s about 100 basis points in that gross margin walk too, and that’s why we’re very excited to be introducing new partners to the brand and focusing on new revenue streams to offset that licensing business going forward.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Jason English

Goldman Sachs

Helpful stuff. Thank you, I’ll pass it on.

Operator

Our next question is from Kara Anderson from B. Riley FBR.

Kara Anderson

B. Riley FBR

Hi, good evening. Thanks for taking my question. I just was hoping that you could talk about how the broader shift to show up kind of holistically as a wellness company has translated into your subscriber base? Are you seeing a shift in the demographic or maybe even weight loss goals, the people that are signing up? Just curious if you had any thoughts there you could provide? Thanks.

Mindy Grossman

President & CEO

Yes, Kara. We know from all the qualitative and quantitative research that definitely, there is a shift in the brand perception across all markets. Over the course of the last couple of years, we have continued to see diversification, particularly in our digital subscriber base, as we have been focused on all elements of diversity – age, gender, race, ethnicity, geography and very focused on life stage as well. And we see that from our Connect groups, which we launched last year. The engagement has been significant. So that will continue to be a focus for us. And certainly, being out in the community in the ways we have has contributed to that.

Kara Anderson

B. Riley FBR

Thanks and if I could just squeeze one more in, if you don’t mind, can you provide us an update on international growth plans? I know that’s a growth lever for you. Just curious if you had an update on the time frame for that? Or if you’re any closer to sort of launching something like that?

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Nick Hotchkin

CFO, Operating Officer, North America and President, Emerging Markets

Yes. Look, we’re not anticipating launching in any new markets this year. One thing we are excited about is we’re going to be launching myWW in our Brazilian business later this year. We’re excited about that launch and rejuvenating that important business for us.

Look, I think international market expansion is a natural long-term growth lever for this company, but no new countries planned right now. We’re in the research and planning phase.

Mindy Grossman

President & CEO

And actually, the way you can think about Brazil, it’s a complete brand launch, not just the program launch. So we’re excited to be down there for that. But as Nick said, we’ve been doing the planning stages on market growth and really looking at the timing, especially given a lot of what’s happening right now externally.

Kara Anderson

B. Riley FBR

Got it, thank you.

Operator

Our next question is from Brian Nagel from Oppenheimer. Go ahead.

Brian Nagel

Oppenheimer & Co.

Hi good evening. Thanks for taking my question. Nice start to the year. So I had a couple of questions, first off, and I know it’s early, as you look at this, the members signing up now under the new program, is there any indication yet – and Mindy you had mentioned the retention now climbing to above 10 months – but is there any indication yet in the early data that there could be a higher retention associated with these new members coming in with the new program?

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Mindy Grossman

President & CEO

Yeah. So here’s why I’m excited about the new program, because it’s the first time in our history that we have launched a program that has appealed equally to new members, existing members and lapsed members. Because existing members were able to either transition into a similar program than what they had or be able to switch. So nothing was taken away from anyone. And as much as Freestyle was very successful, there were people who were not as happy with it as their prior program. So this has basically had incredibly positive impact across, and we would hope that, that will have an impact on retention across, number one.

Number two, the fact that everyone took a personalized assessment, that this is a plan for them, we also believe will be a positive relative to retention. And then the third bucket of that is certainly all the elements that we continue to integrate into our app experience, and we’ve been very focused on measuring engagement, as you heard from some of the statistics that I put forth. So I think the combination of all those things gives us confidence that we can continue to see improvements on retention.

Brian Nagel

Oppenheimer & Co.

That’s really helpful. I appreciate it. Then one follow-up question. So now as the tour winds down, which has clearly been a very successful event for you. How should we think about Oprah’s involvement with the brand, and particularly the marketing following the tour?

Mindy Grossman

President & CEO

Yes. So clearly, I mean, Oprah’s just been a great partner, certainly to the company, certainly to me. She’s incredibly engaged. I mean, this tour has been electrifying. I think how we really need to think about it, I think you saw that she’s extended her relationship with us until 2025. And we will continue to work closely with her where we can integrate into effective marketing efforts or the future of what we may do down the road. We work very closely on what’s intuitive and what’s going to make the most success.

The other thing that I’m very excited about, clearly I’m glad that the tour is doing well and Oprah is incredibly engaged and the business is reflecting it. But I’m also excited that we’re seeing double-digit growth in every single market around the world. And we’ve been engaging our ambassadors around the world. And also, the team that is producing this tour that we have built is an incredible team. And they are going to, beyond the tour, being working on activations and community events and content creation that we feel will be a vertical growth vehicle for us in the future. So we think the combination of all these elements is very positive.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Brian Nagel

Oppenheimer & Co.

Well thank you very much and congrats again.

Operator

Our next question is from Alex Fuhrman from Craig-Hallum Capital Group. Go ahead.

Alex Fuhrman

Craig-Hallum Capital Group

Hi, thanks very much for taking my question. I wanted to ask about — just thinking about the 2020 Vision Tour and how many tens of thousands of non-members there were at those events. Just curious what your thoughts are on ways that you can tap into how much engagement that there is and has been and continue to will be with Oprah and the brand, particularly amongst potential members who aren’t necessarily looking for a commercial weight management program? How, what are some ways that you can tap into that engagement to benefit the brand?

Mindy Grossman

President & CEO

So throughout the day of the tour there’s a very big focus on everyone identifying kind of where they sit in their own wellness ecosystem, almost like their wellness score. So it’s very focused on all areas of wellness. And there are activations throughout the day. Oprah has a text number that people can text and we could engage. So throughout the concourse, we have met with and talked to a lot of different people to explain the program and people are really looking at the brand in a new way. And the way I talk about it even at the tour is those 15,000 people, many of whom are not — most of whom are not members are now going to go out back into their home and back into their community and talk about their experience. And that’s really what we wanted to do, was to create, and that’s what Oprah wanted to do, was to create that ripple effect around the brand and get people to understand, we are for everyone regardless of your wellness goal. And I’ve been seeing that in every arena on the tour. Obviously, every market is different, the personality of the market, Brooklyn is not St. Paul, is not Atlanta. But I can say that the one commonality is people coming together around one key thing – how are they going to live their best life, and how can we help them do that.

Alex Fuhrman

Craig-Hallum Capital Group

Great. That’s really helpful. Thanks Mindy and congratulations on a great start to the year.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Operator

Our next question is from Lauren Cassel from Morgan Stanley. Go ahead.

Lauren Cassel

Morgan Stanley

Great, thanks for taking my question. I guess just following up on some of the earlier questions, of the subscriber growth that you’ve seen thus far in 1Q, what percentage are sort of completely new to the brand versus lapsed? And then of the ones that are new, are there any specific demographic groups within that that you would call out specifically?

Mindy Grossman

President & CEO

Yes, the mix has been about 60% lapsed, 40% new, which is a good split for us. So we’re pleased with that. And again, within that, we are seeing diversification across all of those elements that I described earlier.

Lauren Cassel

Morgan Stanley

Okay. And then just a quick follow-up on the seasonality of the business that Nick called out, any reason why this slope would decline further in 2020, worse than the negative 8%? Or should we sort of expect further improvement in that trend going forward?

Nick Hotchkin

CFO, Operating Officer, North America and President, Emerging Markets

Yes. Versus the 13% historical decline, being 8% in ‘19 was a — is an important step forward for us, and it was driven by recruitment gains during the year and also a focus on engagement and retention-driving initiatives. So we’re going to continue those in 2020, of course. So I expect the seasonal slope to be similar in 2020 versus 2019.

Lauren Cassel

Morgan Stanley

Great. Thanks so much.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Operator

Our next question is from Linda Bolton-Weiser from D.A. Davidson. Go ahead.

Linda Bolton-Weiser

D.A. Davidson & Co.

Hi, how are you. I was just curious if you could give us maybe — you said your third potential offering of virtual group coaching is in pilot testing. Can you give us a sense of what price point you’re testing at? And any early reads on that?

Mindy Grossman

President & CEO

Linda, I’m very excited about virtual group coaching on a number of levels. One, I think it really gives us the ability to meet people where they are and really give an alternative, particularly for our digital members or new members coming in, to have a different level of support and one-on-one interaction. Certainly, it doesn’t take anything away from our face-to-face, which a lot of people want. But for people’s lifestyle, this really gives us an alternative. We see it being priced in the midpoint between our digital membership and our Studio membership, and we’re still doing testing within the pilots on pricing. Response to the pilots have been very strong. If you remember, our original pilots was started in Sweden and in Canada, but more through Facebook platform, all the pilots now are within our app. We’re actually expanding our coaching network for people who will be very specifically trained for virtual group coaching, and we really think this is an important new revenue stream for us that we’ll be launching later this year.

Linda Bolton-Weiser

D.A. Davidson & Co.

Great. And then sorry if I missed this, Nick, but did you say how much of the $0.20 per share earnings loss in the first quarter is specifically due to the tour expenses?

Nick Hotchkin

CFO, Operating Officer, North America and President, Emerging Markets

We said that the tour had $15 million of direct revenue and $20 million of expenses. So think of the tour in the range of $0.05 or $0.06 of that up to a $0.20 loss in Q1. Obviously, it’s a quarter where we invest in marketing to drive trajectory and revenue growth through the year.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Linda Bolton-Weiser

D.A. Davidson & Co.

Great, thank you very much.

Operator

Our next question is from RJ Hottovy from Morningstar Research. Go ahead.

RJ Hottovy

Morningstar Inc.

Thanks for taking the question. Nick, this one’s for you. Big picture question, as we start to look beyond 2020 and theoretically start getting near those peak revenues of $1.8 billion, is there any reason to believe that you couldn’t hit the same kind of margins at that level, and then they were high 20s, 30%? Just trying to think about the big picture with — in terms of the revenue mix, the customer mix, areas of investment. And how you’re thinking about that in terms of future margin expansion opportunities with the business, especially that there’s been so many changes and the business has evolved. Just kind of — I’d like to hear your thoughts on that.

Nick Hotchkin

CFO, Operating Officer, North America and President, Emerging Markets

Yes. Look, you see us investing for future growth, things like opening a Toronto tech hub and hiring tech people and digital product people in San Francisco, New York and Toronto. And any future modeling, I’d assume that we continue to invest in those future growth drivers, both in G&A and marketing. So I’d assume marketing and G&A as they are this year, pretty much flat on a percent of sales basis, but growing to support that growth. Then in terms of gross margin – the continued mix shift to digital has rate, leverage implications. And as I said, when I look at our gross margin rate this year, 100 basis points, some onetime impacts, the tour 100 basis points and the licensing declines, so also about 100 basis points baked into that 100 basis points leverage. That shows the sort of operating leverage that this company has for growth, and that’s why we’re so focused – in what’s been a terrific start this year – focusing on those strategic growth levers to drive growth into ‘21 and beyond. But John, to your question, yes, I see further margin expansion opportunities for this business, come with future revenue growth.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

RJ Hottovy

Morningstar Inc.

And then I had a follow-up question with respect to the Health Solutions business, it’s been a while since we’ve had an update. It’s exciting to hear that the New York City partnership is being renewed. Can you give us a sense of how much that is in terms of revenue? Once upon a time you had a goal of $300 million for this business, and I’m curious, where it stands today and potentially where — if you have any new updates in terms of revenue potential? I know it’s kind of a reset year or a foundational year, I guess, is a better way to put it but just kind of how you’re thinking about that one over the next couple of years?

Mindy Grossman

President & CEO

Yes. Let me just give you a perspective on the business, and then I’ll let Nick chime in as well. When I joined the company, I looked at that business and said, this is definitely an opportunity, but we have work to do to present ourselves in the right way to really be a valuable resource to all those constituencies, obviously, starting with employers and going from there. So we have built a new team, new leadership across all areas of the business. We’ve built a new tech platform. We have focused on the dashboards and deliverables. And so we rebuilt the entire foundation of that business. And now we’re going to focus on expansion. And that’s why I brought it up. I think it’s an opportunity for us, also expanding in the diabetes space. So I think now was the right time to articulate that it will be a focus. But we’re being very strategic about that growth, with the right partners, but we have kind of the right structure in place today.

Nick Hotchkin

CFO, Operating Officer, North America and President, Emerging Markets

Yes. And I don’t want to disclose a specific revenue number. I can say it’s our largest partner in the health solutions business, the City of New York is. Yes. I mean, the Health Solutions business, a little over $50 million of revenue, and the City of New York being our biggest account, but one of a couple of hundred corporate accounts.

Mindy Grossman

President & CEO

Yes, we have great corporate partners. And to your point, the runway for this business, can be great.

Operator

This concludes our question-and-answer session. I would now like to turn the conference back over to Mindy Grossman for any closing remarks.

WW International, Inc. Q4 & FY 2019 Earnings Call Transcript

February 25, 2020, 5:00pm ET

Mindy Grossman

President & CEO

Well, thanks, everyone. We’re thrilled with our strong start to the year. We’re focused on our priorities, which will enable us to recruit, retain and elevate our brand and contribute to long-term sustainable growth. So just to reinforce, for 2020, and we’ll continue to update you on our progress against the core priorities of coaching as an integral element of experience, particularly the launch of Virtual Group Coaching, building out our wellness ecosystem through deepening our app experience and launching new pillars of wellness, our consumer products and expansion of our e-commerce growth, health solutions, as we talked about, and then our community activation events and created content, which will allow us to diversify our consumer base and certainly maximize engagement and are confident that these strategic priorities will fuel the business not only in 2020, but also in 2021 and beyond. And finally, I want to thank the incredible WW teams around the world, their passion and focus on our continued growth impact. So thanks for joining us today, and we look forward to updating everyone on our progress this year.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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FY 2019 Results w February 25, 2020 Wellness that Works.

Forward-looking Statements This presentation includes “forward-looking statements, “within the meaning of Section 27A of the Securities Act of 1933,as amended, and Section 21E of the Securities Exchange Act of1934,as amended, including, in particular, any statements about the Company’s plans, strategies and prospects. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “aim “and similar expressions in this presentation to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: competition from other weight management and wellness industry participants or the development of more effective or more favorably perceived weight management methods; the Company’s ability to continue to develop new, innovative services and products and enhance its existing services and products or the failure of its services, products or brands to continue to appeal to the market, or the Company’s ability to successfully expand into new channels of distribution or respond to consumer trends; the ability to successfully implement new strategic initiatives; the effectiveness of the Company’s advertising and marketing programs, including the strength of its social media presence; the impact on the Company’s reputation of actions taken by its franchisees, licensees, suppliers and other partners; the impact of the Company’s substantial amount of debt, debt service obligations and debt covenants, and the Company’s exposure to variable rate indebtedness; the ability to generate sufficient cash to service the Company’s debt and satisfy its other liquidity requirements; uncertainties regarding the satisfactory operation of the Company’s technology or systems; the impact of data security breaches or privacy concerns, including the costs of compliance with evolving privacy laws and regulations; the recognition of asset impairment charges; the loss of key personnel, strategic partners or consultants or failure to effectively manage and motivate the Company’s workforce; the inability to renew certain of the Company’s licenses, or the inability to do so on terms that are favorable to the Company; the expiration or early termination by the Company of leases; risks and uncertainties associated with the Company’s international operations, including regulatory, economic, political, social, intellectual property, and foreign currency risks; uncertainties related to a downturn in general economic conditions or consumer confidence; the Company’s ability to successfully make acquisitions or enter into joint ventures, including its ability to successfully integrate, operate or realize the anticipated benefits of such businesses; the seasonal nature of the Company’s business; the impact of events that discourage or impede people from gathering with others or accessing resources; the Company’s ability to enforce its intellectual property rights both domestically and internationally, as well as the impact of its involvement in any claims related to intellectual property rights; the outcomes of litigation or regulatory actions; the impact of existing and future laws and regulations; the Company’s failure to maintain effective internal control over finial reporting; the possibility that the interests of Artal Group S.A., he largest holder of the Company’s common stock and a shareholder with significant influence over the Company,    will conflict with the Company’s interests or the interests of other holders of the Company’s common stock; the impact that the sale of substantial amounts of the Company’s common stock by existing large shareholders, or the perception that such sales could occur, could have on the market price of the Company’s common stock; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, and could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this presentation or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.govand via the Company’s website at corporate.ww.com). Non-GAAP Financial Measures This presentation includes certain financial results on a constant currency basis in addition to results presented in accordance with accounting principles generally accepted in the United States (“GAAP”).Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. In this presentation, the Company calculates constant currency by calculating current-year results using prior -year foreign currency exchange rates. See Appendix for reconciliations. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of the Company’s business performance and are useful for period-over-period comparisons of the performance of the Company’s business. While management believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies. Trademarks The following terms used in this presentation are our trademarks: Weight Watchers, Wellness that Works., myWW, WellnessWins, SmartPoints, FitPoints and the WW logo.                2

Who we are Mobile Connect WellnessWins Workshops Events Experience Healthy Kitchen Wellness Travel myWW Smartpoints Fitpoints Technology experience company & platform products &Experiences Human -centric community Behavioral science & program innovation 3

FY 2019 Financial     Summary Subscribers Revenue Gross Margin Operating    Margin    End of period subscribers of 4.2 million, up 8.0% year-over-year    Revenue of $1.4 billion down 6.7%, or 5.0% on constant currency basis1 year-over-year                Gross margin percentage of 55.7%, compared to 57.2%in FY 2018                Operating income margin of 20.4%, compared to 25.7% in FY 2018    EPS of $1.72 versus $3.19 in FY 2018                Cash Balance Cash balance of $182.7 million as of December 28, 2019    1 See non-GAAP reconciliation in Appendix.    4

2019 Key Priorities & Initiatives    Focused on recruitment, retention, and elevating the brand    Marketing Execution & Strategy    Studio Strategy & Future Experience    2020 Innovation Personalization Global Community Activation

5.04.54.03.53.02.52.92.8 -18%2.62.43.12.9 -14%2.82.6 -10%3.6    3.53.43.2 4.6 4.5-14%4.2 3.9 4.6 4.6 -8%4.4 4.22.01.51.00.50.0 Q12015 Q22015 Q32015 Q42015 Q12016 Q22016 Q32016 Q42016 Q12017 Q22017 Q32017 Q42017 Q12018 Q22018 Q32018 Q42018 Q12019 Q22019 Q32019 Q42019 Subscriber Seasonality End of Period Subscribers In millions Predictable seasonal subscriber trends 40% of annual member recruitments occur in Q1 Annually, Q1 peak and Q4 trough 6[GRAPHIC APPEARS HERE]

Capital Structure    Strong liquidity position As of December 28, 2019: cash balance of $183M    Scheduled 2019 debt payments over $100M •     $77M principal term loan + quarterly interest • $26M interest on notes    Flexibility to prepay term loan at any time    • Prepaid$50M of term loan in Q2 2019 • Prepaid $50Mof term loan in Q4 2019    Flexible, covenant-lite debt structure $1.31B outstanding on term loan1 LIBOR +475 bps Due November 2024 No restrictive leverage covenants; potential Excess Cash Flow (ECF) sweep upon consolidated first lien net debt leverage ratio >3.0x for fiscal year $300M notes1 8.625% December 2025 maturity No leverage maintenance covenants $150M revolving credit facility, undrawn 1 LIBOR +225 bps 1 November 2022 maturity Consolidated first lien net debt leverage ratio springing covenant of 4.25x; only if more than33.3% of facility is drawn as of quarter end (guaranteed minimum access of $50M)     1 As of December 28,2019. Debt reflects par principal of loans and notes.

2020 Key Priorities Focused on growing and maximizing our core business while also making strategic investments for future growth    Coaching: Amplifying the Power of Community    Wellness Ecosystem: Deepening the App Experience and Gamification    Consumer Products: eCommerce Growth and Product Expansion    Health Solutions: Be the Partner of Choice Community Activation, Events and Created Content: Diversifying our Consumer Base and Maximizing Engagement    Continued focus on recruitment, retention, and elevating the brand

Appendix 9

Non-GAAP Reconciliation Revenues – Constant Currency (in thousands) Consolidated Company Revenues Full year 2019 Full year 2018 Full Year 2019 Variance GAAP Currency Adjustment Constant Currency GAAP 2019 vs 2018 2019 Constant Currency vs 2018 $1,413,337 $25,754 $1,439,091 $1,514,121 (6.7%) (5.0%) 10    8

Wellness that Works.

Wellness that Works.

FY 2019 earnings overview

4.2M
TOTAL END OF PERIOD SUBSCRIBERS

$1.4B
TOTAL REVENUES

$288M
OPERATING INCOME

Predictable seasonal subscriber trend

End of Period Subscribers, in millions	1Q16	2Q16	3Q16	4Q16	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19
	3.1	2.9	2.8	2.6	3.6	3.5	3.4	3.2	4.6	4.5	4.2	3.9	4.6	4.6	4.4	4.2

FY 2019 earnings Overview 4.2M TOTAL REVENUES $1.4B OPERATING INCOME $288M TOTAL END OF PERIOD SUBSCRIBERS TOTAL REVENUES OPERATING INCOME “2020 is off to a terrific start. The global launch of the new myWW program is resonating in every market, the WW Presents: Oprah’s 2020 Vision tour in the U.S. has been engaging sold-out crowds to lead healthier lives and is reinforcing WW’s new positioning in wellness and weight loss, and great marketing execution by the teams around the world has driven strong performance in member signups year-over-year,” said Mindy Grossman, the Company’s President and CEO. “Right now, we have more than 5 million members globally – a new all-time record for WW.” Predictable seasonal subscriber trend End of Period Subscribers, in millions 4.6 1Q19 4.6 2Q 19 4.4 3Q19 4.2 4Q19 3.1 1Q16 2.9 2Q16 2.8 3Q16 2.6 4Q16 4.6 1Q18 4.5 2Q18 4.2 3Q18 3.9 4Q18 4.6 3.6 1Q17 3.5 2Q17 3.4 3Q17 3.2 4Q17

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 25, 2020

WW INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	WW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.    Regulation FD Disclosure.

On its earnings call held on February 25, 2020, WW International, Inc. (the “Company”) stated, with respect to the WW Presents: Oprah’s 2020 Vision tour and campaign, “From a GAAP accounting perspective, which only considers the direct tour and campaign financials, the impact will appear as additional Service Revenue and Cost of Services, impacting gross margin.” The statement should have been “From a GAAP accounting perspective, which only considers the direct tour and campaign financials, the impact will appear as additional Product Sales and Other revenue and Cost of Product Sales and Other, impacting gross margin.”

This guidance reflects management’s current expectations about the Company’s future financial performance based on information available at this time and constitutes forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ from those indicated by these forward-looking statements as a result of various important factors, including the risk factors discussed in the Company’s Annual Report on Form 10-K filed on February 25, 2020 with the Securities and Exchange Commission.

The information contained in Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information contained in Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document or filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this report that is provided in connection with Regulation FD.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WW INTERNATIONAL, INC.

DATED: February 26, 2020	By:	/s/ Nicholas P. Hotchkin
	Name:	Nicholas P. Hotchkin
	Title:	Chief Financial Officer, Operating Officer, North America and President, Emerging Markets

3

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”)

WW International, Inc. (the “Company”) plans to file with the SEC and mail to its shareholders a Proxy Statement in connection with submitting the previously disclosed option agreement with Ms. Oprah Winfrey for shareholder approval at the Company’s 2020 annual meeting of shareholders.

The Proxy Statement will contain important information about the Company and the option agreement with Ms. Winfrey. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting WW International, Inc., Attention: Investor Relations, 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 601-7569.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the approval of the option agreement with Ms. Winfrey. Additional information regarding interests of such participants will be included in the Proxy Statement that will be filed with the SEC and available free of charge as indicated above.

Statement regarding Non-GAAP Financial Measures

The following provides information regarding non-GAAP financial measures used in this communication:

To supplement the Company’s consolidated results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has disclosed non-GAAP financial measures of operating results that exclude or adjust certain items. The Company presents in this communication the non-GAAP financial measures earnings before interest, taxes, depreciation, amortization and stock-based compensation (“EBITDAS”), net debt and a net debt to EBITDAS ratio. In addition, the Company presents certain of its financial results on a constant currency basis in addition to GAAP results. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. In this communication, the Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates.

Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of the Company’s business performance and are useful for period-over-period comparisons of the performance of the Company’s business. While management believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies. See “Reconciliation of Non-GAAP Financial Measures” in this communication and reconciliations, if any, included elsewhere in this communication for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures. A reconciliation of the forward-looking full year EBITDAS outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of the Company’s control, or cannot be reasonably predicted. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

This communication includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, revenue and earnings guidance and any statements about the Company’s plans, strategies and prospects. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,”

“intend,” “aim” and similar expressions in this communication to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: competition from other weight management and wellness industry participants or the development of more effective or more favorably perceived weight management methods; the Company’s ability to continue to develop new, innovative services and products and enhance its existing services and products or the failure of its services, products or brands to continue to appeal to the market, or the Company’s ability to successfully expand into new channels of distribution or respond to consumer trends; the ability to successfully implement new strategic initiatives; the effectiveness of the Company’s advertising and marketing programs, including the strength of its social media presence; the impact on the Company’s reputation of actions taken by its franchisees, licensees, suppliers and other partners; the impact of the Company’s substantial amount of debt, debt service obligations and debt covenants, and the Company’s exposure to variable rate indebtedness; the ability to generate sufficient cash to service the Company’s debt and satisfy its other liquidity requirements; uncertainties regarding the satisfactory operation of the Company’s technology or systems; the impact of data security breaches or privacy concerns, including the costs of compliance with evolving privacy laws and regulations; the recognition of asset impairment charges; the loss of key personnel, strategic partners or consultants or failure to effectively manage and motivate the Company’s workforce; the inability to renew certain of the Company’s licenses, or the inability to do so on terms that are favorable to the Company; the expiration or early termination by the Company of leases; risks and uncertainties associated with the Company’s international operations, including regulatory, economic, political, social, intellectual property and foreign currency risks; uncertainties related to a downturn in general economic conditions or consumer confidence; the Company’s ability to successfully make acquisitions or enter into joint ventures, including its ability to successfully integrate, operate or realize the anticipated benefits of such businesses; the seasonal nature of the Company’s business; the impact of events that discourage or impede people from gathering with others or accessing resources; the Company’s ability to enforce its intellectual property rights both domestically and internationally, as well as the impact of its involvement in any claims related to intellectual property rights; the outcomes of litigation or regulatory actions; the impact of existing and future laws and regulations; the Company’s failure to maintain effective internal control over financial reporting; the possibility that the interests of Artal Group S.A., the largest holder of the Company’s common stock and a shareholder with significant influence over the Company, will conflict with the Company’s interests or the interests of other holders of the Company’s common stock; the impact that the sale of substantial amounts of the Company’s common stock by existing large shareholders, or the perception that such sales could occur, could have on the market price of the Company’s common stock; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this communication or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via the Company’s website at corporate.ww.com).